Exhibit 99.1

BitMine Immersion (BMNR) Statement on NYSE American Listing and Access to Capital Markets

BitMine, the leading Ethereum treasury, listed on July 8, 2025, fully compliant with NYSE standards and guidelines

LAS VEGAS, September 5, 2025 /PRNewswire/ -- (NYSE AMERICAN: BMNR) BitMine Immersion Technologies (“BitMine” or the “Company”) today released this statement regarding several media reports that NASDAQ is stepping up scrutinization of crypto treasury companies.

BitMine is listed on the NYSE American.

BitMine is able to issue shares via its existing shelf registration without shareholder approval.

The existing ATM program remains a registered bona fide public deal and does not require shareholder approval to continue.

Media reports claimed that NASDAQ is requiring some companies to get shareholder approval before issuing new shares to buy crypto. This has been the existing guidance by NASDAQ and relates to companies establishing crypto treasuries and accepting crypto in exchange for new shares (so-called “in-kind contribution”). Those exceeding 20% in an offering would require shareholder approval.

This does not apply to BitMine, which has already secured NYSE approval, with its PIPE (private investment in public equity) transaction closing on July 8, 2025.

The company recently released a corporate presentation, which can be found here: https://bitminetech.io/investor-relations/

To stay informed, please sign up at: https://bitminetech.io/contact-us/

About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE BitMine Immersion Technologies, Inc.

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Marcy Simon

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